INDEPENDENT AUDITORS' CONSENT




KPMG Peat Marwick LLP
750 B Street
San Diego, CA 92101

June 11, 1998

Ladies and Gentlemen:

In connection with the registration statement on Form S-8 filed by Buffets, Inc. under the Securities Act of 1933, we affirm to the best of our knowledge and belief that during the period from January 3, 1996, to this date, and except as set forth in such registration statement and the related prospectus, no events have occurred that have a material effect on the consolidated financial statements for the year ended January 3, 1996 or which should be disclosed in order to keep those statements from being misleading,

Very truly yours,

BUFFETS, INC.





/s/ Roe H. Hatlen                         /s/ Clark C. Grant
------------------------                  -----------------------
Roe H. Hatlen                             Clark C. Grant
Chief Executive Officer                   Chief Financial Officer